Empire Resources Inc.

One Parker Plaza

Fort Lee, NJ 07024

FOR IMMEDIATE RELEASE

EMPIRE RESOURCES ANNOUNCES THIRD QUARTER OPERATING RESULTS

FORT LEE, NJ, November 10, 2005- Empire Resources, Inc. (AMEX:ERS), a distributor of value added, semi-finished aluminum products, today announced net income for the three and nine months ended September 30, 2005 of $2,388,000 and $7,134,000 as compared to $1,415,000 and $3,614,000 for the same periods in 2004. Net income for the three and nine months ended September 30, 2005 increased to $0.24 and $0.72 per share on a fully diluted basis, as compared to $0.14 and $0.36 per share on a fully diluted basis for the same period in 2004.

Net sales for the three and nine months were $90,777,000 and $260,237,000 as compared to $53,809,000 and $159,599,000 for the same periods in 2004. Net sales increased 69% for the three month period and 63% for the nine month period as compared to the prior year.

Empire Resources, Inc., is a distributor of a wide range of semi-finished aluminum products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Australia and New Zealand. It maintains supply contracts with aluminum mills in various parts of the world.

This press release contains forward-looking statements. Such statements involve various risks that may cause actual results to differ materially. These risks include, but are not limited to, changes in general, national or regional economic conditions, failure to successfully integrate new operations into the Company, the ability of the Company to grow internally or by acquisition and to integrate acquired businesses, not being able to improve operating margins and efficiencies, changing industry and competitive conditions, and other risks referred to in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission.

Contact:

David Kronfeld

917-408-1940

kronfeld@bellatlantic.net
(Table Follows)

Condensed Consolidated Statements of Income

In thousands, except per share amounts

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Net sales	$90,777	$53,809	$260,237	$159,599
Cost of goods sold	83,494	49,496	239,492	147,627

Gross profit	7,283	4,313	20,745	11,972
Selling, general and administrative expenses	2,247	1,745	6,692	5,265

Operating income	5,036	2,568	14,053	6,707
Interest expense	1,202	255	2,638	828

Income before income taxes	3,834	2,313	11,415	5,879
Income taxes	1,446	898	4,281	2,265

Net income	$2,388	$1,415	$7,134	$3,614

Weighted average shares outstanding:
Basic	9,743	9,553	9,654	9,566

Diluted	10,045	9,864	9,932	9,904

Earnings per share:
Basic	$0.25	$0.15	$0.74	$0.38

Diluted	$0.24	$0.14	$0.72	$0.36